Exhibit 99.1

NEWS RELEASE

APACHE APPOINTS AMY H. NELSON TO BOARD OF DIRECTORS

Houston, Feb. 10, 2014 – Apache Corporation (NYSE, Nasdaq: APA) today announced the appointment of Amy H. Nelson to its board of directors.

Nelson, 44, is president and founder of Greenridge Advisors, LLC, an energy services and equipment consulting firm focused on the development, execution and financing of growth strategies. Prior to Greenridge, she served as a vice president of SCF Partners, a private equity firm, and worked for Amoco Production Company in planning and engineering roles.

Nelson holds bachelor’s degrees in engineering and economics from Rice University and a master’s in business administration from Harvard Business School.

“Amy’s experience on the operating, strategic and financial sides of the oil and gas industry provides a strong basis to assess the opportunities and risks facing Apache,” said Charles J. Pitman, chairman of the Apache board’s corporate governance and nominating committee.

About Apache

Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and Argentina. Apache posts announcements, operational updates, investor information and copies of all press releases on its website, www.apachecorp.com.

Contacts:
Media:	(713) 296-6100	Patrick Cassidy	Investors:	(281) 302-2286	Brady Parish
	(713) 296-7276	Bill Mintz			Castlen Kennedy
	(713) 296-6662	Bob Dye			Christopher Cortez
Alicia Reis

Website: www.apachecorp.com